EXHIBIT 99
DRAFT 4

FOR IMMEDIATE RELEASE	Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283
AMSURG NAMES HEALTHCARE INDUSTRY VETERAN CHRIS HOLDEN
PRESIDENT AND CEO EFFECTIVE OCTOBER 1ST
     NASHVILLE, Tenn. (September 25, 2007) — AmSurg Corp. (NASDAQ: AMSG) today announced that Christopher A. Holden will join the Company effective October 1, 2007, as the Company’s President and Chief Executive Officer. His appointment completes an extensive and thorough search for a successor to Ken P. McDonald, the Company’s current President and CEO. Mr. McDonald will continue to be a member of AmSurg’s Board of Directors and as the Company’s immediate past President and CEO, will remain with the Company to assist Mr. Holden in accomplishing a smooth and rapid transition.
     Mr. Holden is a healthcare industry veteran of more than 21 years, engaged during most of his career directly in multi-facility and multi-market healthcare management. A founding team member and officer of Triad Hospitals Inc. in 1999, he most recently was a Division President with operating responsibility for hospitals and related entities, including ambulatory surgery centers, located across the United States with more than $1 billion in aggregate annual revenues and over 4,000 employees. Prior to the founding of Triad, he served in positions of increasing responsibility with Columbia/HCA Healthcare Corporation for nearly five years, including Division President. In addition, he also was previously involved in hospital administration with National Medical Enterprises for five years. Mr. Holden received his Bachelor of Science degree in Health Policy and Administration from The University of North Carolina and his Juris Doctorate and Masters in Healthcare Administration degrees from Washington University in St. Louis.
     Mr. McDonald commented, “We are delighted to announce the appointment of Chris Holden to assume my responsibilities as President and CEO. Over the past two decades, Chris has built deep expertise in developing, managing and expanding multi-region healthcare facility networks within the framework of a public company environment. He has demonstrated his ability to produce sustained financial growth through both organic growth and acquisition, while achieving patient, employee and physician satisfaction levels that are among the best in the industry. We are confident that Chris is the right person to lead AmSurg to continued profitable growth and the long-term expansion of shareholder value. We welcome him to AmSurg and I look forward to working with him throughout the transition process.”
     Mr. Holden remarked, “It is an honor and privilege for me to follow Ken McDonald at AmSurg. Ken and his team deserve great credit for building such a strong company with a deserved reputation for high quality and integrity. Today, AmSurg is recognized as a market leader and is well positioned for continued growth with an array of strategic possibilities. It is
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AMSG Names Chris Holden President and CEO

September 25, 2007
with pleasure that I anticipate working with AmSurg’s team, its Board and its physician partners to lead AmSurg through its next chapters of growth and evolution.”
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in AmSurg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other filings with the Securities and Exchange Commission, including the following risks: changes in the reimbursement system for outpatient surgical procedures under the Medicare program; the risk that payments from third-party payors, including government healthcare programs, may decrease or not increase as the Company’s costs increase; the Company’s ability to maintain favorable relations with its physician partners; the Company’s ability to acquire and develop additional surgery centers on favorable terms; the Company’s ability to grow revenues at its existing centers; the Company’s ability to manage the growth in its business; the Company’s ability to obtain sufficient capital resources to complete acquisitions and develop new surgery centers; the Company’s ability to compete for physician partners, managed care contracts, patients and strategic relationships; risks associated with weather and other factors that may affect the Company’s surgery centers located in Florida; the Company’s failure to comply with applicable laws and regulations; the risk of changes in legislation, regulations or regulatory interpretations that may negatively affect the Company; the risk of becoming subject to federal and state investigation; the risk of regulatory changes that may obligate the Company to buy out interests of physicians who are minority owners of its surgery centers; risks associated with the Company’s status as a general partner of limited partnerships; the Company’s legal responsibility to minority owners of its surgery centers, which may conflict with its interests and prevent it from acting solely in its best interests; risks associated with the write-off of the impaired portion of intangible assets; and risks associated with the tax deductibility of goodwill. Consequently, actual results, performance or developments may differ materially from the forward-looking statements included above. AmSurg disclaims any intent or obligation to update these forward-looking statements.
     AmSurg Corp. develops, acquires and manages physician practice-based ambulatory surgery centers in partnership with surgical and other group practices. At June 30, 2007, AmSurg owned a majority interest in 165 continuing centers in operation and had four centers under development.
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